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                                  PRESS RELEASE

       STYLECLICK, INC. ANNOUNCES FOURTH QUARTER & YEAR ENDED 2000 RESULTS

LOS ANGELES, CALIFORNIA - January 31, 2001 - Styleclick, Inc. (Nasdaq: IBUY), a provider of e-commerce services and technologies, today reported results for the fourth quarter and year ended December 31, 2000.

Pro Forma  Combined  Results

The following pro forma combined results for the fourth quarter and year ended December 31, 2000 assume that the merger of Styleclick.com Inc. and Internet Shopping Network LLC (ISN), a division of USA Networks, Inc. (Nasdaq: USAI), occurred at the beginning of the periods presented.

Pro forma combined sales for the fourth quarter 2000 were $4,753,000 compared to $5,291,000 in the third quarter 2000. This decrease was evidence of the Company's decision in the fourth quarter to accelerate its move away from the business-to-consumer market and transition its auction technology currently powering the Company's business-to-consumer Web site, FirstAuction.com, towards a new business-to-business platform. This transition resulted in a reduction of sales at FirstAuction.com. However, it is expected to allow the Company to focus on its higher-margin business of providing e-commerce technologies and services to established brands.

"The future for Styleclick lies in providing technologies to established brands in order to enable them to grow their online businesses quickly and profitably while integrating their online initiatives with their brick and mortar business," stated Maurizio Vecchione, Styleclick's Chief Executive Officer. "Styleclick's decision to transition its business in order to provide e-commerce technology and services to third parties puts us in an excellent position as more and more businesses realize the need to outsource their e-commerce and automate traditional processes for the Internet in order for them to achieve success."

The Company recently signed agreements to sell its e-commerce technologies and services to several new customers including: Showtime Digital Media Group; BET.com, Black Entertainment Television's Internet property; Elle.com, Elle magazine's Web site; and JERZEES, a division of international apparel manufacturer Russell Corporation. Styleclick was also contracted by USAi's Electronic Commerce Solutions to enable e-commerce and online merchandising technologies for NASCAR.com, operated by Turner Sports Interactive; and to design, build, and host CBS SportsLine.com's online store.

Pro forma combined gross margins decreased to a negative margin of 12% or ($584,000) compared to $956,000 in the prior quarter due to the clearance sale of consumer merchandise associated with the Company's transition from business-to-consumer operations and the transition to a new technology platform in November.

Excluding the amortization of merger-related goodwill of $14,186,000, in each of the third and fourth quarters, pro forma combined operating expenses decreased 17% to $9,234,000 from $11,158,000 in the third quarter. The decrease in expenses was a result of continued efficiencies realized from the Company's merger effected in the third quarter of 2000, including reduced staffing costs.


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The pro forma combined net loss including  merger-related  goodwill decreased to
$23,698,000 or $0.76 per share in the fourth quarter from a loss of $24,544,000 or $0.79 per share in the prior quarter. The pro forma combined EBITDA (earnings before interest, taxes, depreciation and amortization) loss, excluding goodwill, improved by 6% to $8,246,000 from $8,734,000 in the prior quarter.

The Company ended the year with a cash position of approximately $16.2 million. In addition, the Company has a net inventory of consumer merchandise in excess of $7 million that it continues to sell while transitioning out of the business-to-consumer market. This sale of inventory is expected to significantly contribute to a strengthened cash position. Going forward, merchandise will be supplied increasingly through strategic distribution partners via drop- ship and consignment relationships and substantially less through inventory investment.

"The Company continues to focus on decreasing operating costs through the automation of its operating activities, strict cost controls, and significantly reduced marketing expenses associated with business-to-consumer operations," stated Barry Hall, Chief Financial Officer of Styleclick. "Furthermore, the sale of inventory on hand during the next few quarters, combined with continued reduction in capital expenditures, is expected to provide the Company with sufficient cash to further grow the business."

Results To Be  Reported

Due to the timing of the merger, the actual results required to be reported in the Company's Form 10-K to be filed with the Securities and Exchange Commission for twelve months ended December 31, 2000, will include ISN for the entire year and Styleclick.com Inc. from the date of acquisition, July 27, 2000. Results for the year ended December 31, 1999 contained only the financial results for ISN and did not include any results for Styleclick.com Inc. The results are as follows:

Total sales for the twelve months ended December 31, 2000 were $22,308,000 compared to $28,962,000 for the prior year. The decrease in sales was primarily due to the Company's decision to transition out of the business-to-consumer market in order to focus on growing its technology and service offerings.

Operating costs and expenses for the year 2000 increased to $61,397,000 from $43,336,000 for the prior year, due to the amortization of $23,643,000 of goodwill resulting from the Company's merger. Excluding the amortization of goodwill, operating costs decreased 13% to $37,754,000 from $43,336,000 in the prior year.

As a result of the goodwill associated with the merger, losses for the year ended 2000 increased 44% to a net loss of $61,133,000, or $2.45 per share compared with a net loss of $42,494,000, or $2.08 per share in the prior year.

About Styleclick, Inc.

Styleclick, Inc. is an e-commerce enabler and innovator of electronic commerce technologies and services. Among the Company's full-service offerings include Web design and development, strategic merchandising, product distribution, fulfillment and customer care. Styleclick represents a variety of entertainment, publishing, and style-related businesses across diverse consumer brand and product categories. A majority-owned subsidiary of USA Networks, Inc. (NASDAQ:
USAI), Styleclick operates as part of USA Information and Services (USAIS), which coordinates the efforts of USAi's businesses engaged in various forms of transactional interactivity.


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                       Conference Call Open To The Public

Executives from Styleclick will hold a conference call to discuss the Company's fourth quarter and year end financial results today at 4:30 p.m. Eastern. All members of the public and the investment community are invited to listen to the call. Those parties in the United States and Canada interested in listening to the telephone conference should call toll free 1-800-662-8177 or listen on the Web at www.styleclick.com. Other international parties should call 1-706-645-9643. Replays of the conference call will begin approximately two hours after its completion and will run until 9:00 p.m. EST on February 6, 2001. To hear the replay, the US/Canada participants should call 800-642-1687 or for International/Local participants, call 706-645-9291 and enter the Conference ID number 824142. An online replay of the conference call will be available at www.styleclick.com under the Investor Relations section of the site.

Contact Information:    Investor Relations: Gail Laguna, 323-403-1000
                        glaguna@styleclick.com
                        Media:  Bonnie Poindexter, 323-403-1052
                        bpoindexter@styleclick.com
                        Lisa Germani, 323-403-1089 lgermani@styleclick.com

This news release may contain forward-looking statements about Styleclick, Inc. (the "Company"), including statements concerning its future product plans. These forward-looking statements involve risks and uncertainties. These forward-looking statements are based on the Company's expectations as of the date of this release and the Company undertakes no obligation to update these statements. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include the Company's limited operating history, history of losses and anticipation of continued losses, potential volatility of quarterly operating results, and other risks that are contained in Styleclick's reports and documents filed from time to time with the Securities and Exchange Commission.

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